Exhibit 99.1

Contact: Richard L. Van Kirk, Chief Executive Officer

(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL 2024 FIRST QUARTER RESULTS

IRVINE, CA, November 2, 2023 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced financial results for its fiscal 2024 first quarter ended September 30, 2023. The Company also filed its Quarterly Report on Form 10-Q for the first quarter of fiscal year 2024 with the Securities and Exchange Commission today.

Net sales for the three months ended September 30, 2023, increased $851,000, or 8%, to $11.9 million from $11.1 million for the three months ended September 30, 2022. The increase is driven primarily by $1.8 million in increased repairs of the surgical handpiece we sell to our largest customer offset primarily by a decrease of $0.7 million in sales of our NRE & proto-type offerings.

Gross profit for the three months ended September 30, 2023, increased $702,000, or 24%, compared to the year-ago period. Gross margin increased by 4 percentage points to 31% during the three months ended September 30, 2023, compared to 27% during the corresponding year-ago period, due primarily to the prior year cost of sales including approximately $450,000 in repair costs to upgrade the handpiece we sell our largest customer at no additional costs. We had no similar expenses in the current fiscal year.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the quarter ended September 30, 2023, decreased $181,000 from the corresponding year-ago period. The decrease resulted from decreased research and development expenses as we have fewer expenses related to internal development projects in the first quarter of fiscal 2024 compared to the corresponding period of the prior fiscal year.

Net loss for the quarter ended September 30, 2023, was $615,000, or $0.17 per diluted share, compared to net income of $1.2 million, or $0.33 per diluted share, for the quarter ended September 30, 2022. Our net loss includes non-operating expense of $2.7 million for the quarter ended September 30, 2023, consisting primarily of unrealized losses on investments of $2.6 million. Most of the unrealized loss on investments relates to our Warrant to purchase common stock of Monogram Orthopaedics Inc. (NasdaqCM: MGRM), which had a $2.5 million reduction in estimated fair value for the first quarter ended September 30, 2023, but still has an estimated fair value of $3.7 million as of September 30, 2023. Our investments are recorded at estimated fair value, and the valuation can be highly volatile.

CEO Comments

Richard L. (“Rick”) Van Kirk, the Company’s President and Chief Executive Officer, commented, “We are pleased with our first quarter results and excited to share that sales for the first quarter ended September 30, 2023, includes approximately $1.1 million related to the launch of a new product in our Thoracic driver product line.” Mr. Van Kirk concluded, “We are confident that with our assembly and repairs operations fully transitioned to the Franklin facility we are poised for continued long-term growth.”

About Pro-Dex, Inc.:

Pro-Dex, Inc. specializes in the design, development, and manufacture of autoclavable, battery-powered and electric, multi-function surgical drivers and shavers used primarily in the orthopedic, thoracic, and maxocranial facial markets. We have patented adoptive torque-limiting software and proprietary sealing solutions that appeal to our customers, primarily medical device distributors. Pro-Dex also sells compact pneumatic air motors for a variety of industrial applications. Pro-Dex's products are found in hospitals and medical engineering labs around the world. For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth, and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments, and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the risk factors and other disclosures concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.

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PRO-DEX, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	September 30, 2023	June 30, 2023
ASSETS
Current Assets:
Cash and cash equivalents	$1,904	$2,936
Investments	1,010	1,134
Accounts receivable, net of allowance for credit losses of $0 at September 30, 2023 and at June 30, 2023, respectively	11,034	9,952
Deferred costs	591	494
Income taxes receivable	420	—
Inventory	16,264	16,167
Prepaid expenses and other current assets	201	296
Total current assets	31,424	30,979
Land and building, net	6,226	6,249
Equipment and leasehold improvements, net	4,952	5,079
Right-of-use asset, net	1,774	1,872
Intangibles, net	75	81
Investments	5,092	7,521
Other assets	42	42
Total assets	$49,585	$51,823

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$2,740	$2,261
Accrued liabilities	2,701	3,135
Income taxes payable	—	453
Notes payable	2,840	3,827
Total current liabilities	8,281	9,676
Lease liability, net of current portion	1,529	1,638
Deferred income taxes, net	8	8
Notes payable, net of current portion	8,572	8,911
Total non-current liabilities	10,109	10,557
Total liabilities	18,390	20,233

Shareholders’ Equity:
Common stock; no par value; 50,000,000 shares authorized; 3,547,330 and 3,545,309 shares issued and outstanding at September 30, 2023 and June 30, 2023, respectively	6,987	6,767
Retained earnings	24,208	24,823
Total shareholders’ equity	31,195	31,590
Total liabilities and shareholders’ equity	$49,585	$51,823

PRO-DEX, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended September 30,
	2023	2022
		(as restated)

Net sales	$11,938	$11,087
Cost of sales	8,280	8,131
Gross profit	3,658	2,956

Operating expenses:
Selling expenses	25	53
General and administrative expenses	995	1,024
Research and development costs	805	929
Total operating expenses	1,825	2,006
Operating income	1,833	950
Other income (expense):
Interest and dividend income	24	218
Realized gain on sale of marketable equity investments	—	6
Unrealized gain on marketable equity investments	(2,553)	425
Interest expense	(133)	(130)
Total other income	(2,662)	519

Income before income taxes	(829)	1,469
Provision for income taxes	(214)	266
Net income	$(615)	$1,203

Basic and diluted net income per share:
Basic net income per share	$(0.17)	$0.33
Diluted net income per share	$(0.17)	$0.33

Weighted average common shares outstanding:
Basic	3,546,737	3,616,392
Diluted	3,546,737	3,694,959
Common shares outstanding	3,547,330	3,606,422